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                                             Exhibit F



      25 Research Drive, Westborough, Massachusetts 01582
      ====================================================



                              February 13, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

     Re:  File No. 70-8679

Dear Commissioners:

     An Application/Declaration on Form U-1, dated August 25, 1995, and amendments thereto, were filed with your Commission in the above-referenced proceeding relating to short-term borrowings by New England Electric System, Granite State Electric Company, Massachusetts Electric Company, Narragansett Energy Resources Company, The Narragansett Electric Company, New England Electric Transmission Corporation, New England Energy Incorporated, New England Hydro-Transmission Electric Company, Inc., New England Hydro-Transmission Corporation, New England Power Company, and New England Power Service Company (the Companies) from the NEES Money Pool, banks, and/or certain dealers in commercial paper through October 31, 1997. An order dated October 25, 1995 (HCAR 35-26399) was issued by your Commission authorizing the proposed transaction.

     We have reviewed our opinion dated October 6, 1995, filed as Exhibit F in File No. 70-8679, and hereby confirm the statements made therein. We have been advised that the borrowings by the Companies were in each instance made on the terms and within the limitations set forth in the filing and in said order. Based on the foregoing, it is our opinion that the transactions authorized in HCAR 35-26399 was carried out in accordance with the Application/Declaration as amended.

                              Very truly yours

                              s/Kirk L. Ramsauer

                              Kirk L. Ramsauer
                              Associate General Counsel

                              s/Robert King Wulff

                              Robert King Wulff
                              Corporation Counsel